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                                                     Direct fax 202 414 1564


[FORM OF OPINION]

The Board of Directors
Apollo Group, Inc.
4615 E. Elwood Street
Phoenix, Arizona  85040


                                                                     Exhibit 8.1


July 6, 2000


To the Board of Directors:


We have acted as tax advisors for Apollo Group, Inc. (the "Company") in connection with the registration of the public offering of up to 5,750,000 shares of University of Phoenix Online common stock. Terms defined in the prospectus (the "Prospectus") that is part of the Registration Statement on Form S-3 filed by the Company with the Securities and Exchange Commission on [INSERT] are used herein as therein defined.


In rendering our opinion, we have assumed that the offering of the University of Phoenix Online common stock as set forth in the Registration Statement will be consummated in all material respects in the manner and utilizing the procedures currently contemplated in the Registration Statement in connection with the University of Phoenix Online common stock, including without limitation the procedures regarding the issuance, offer, sale and delivery of any payment with respect to the University of Phoenix Online common stock, and the exchange of University of Phoenix Online common stock upon the occurrence of certain events, as set forth therein, and have assumed that such procedures will not be modified in any material respect by any applicable supplement.

Our opinion addresses only those holders of University of Phoenix Online common stock whom hold University of Phoenix Online common stock as a capital asset. Our opinion does not address all aspects of United States federal income taxation that may be relevant to a holder of University of Phoenix Online common stock in light of such holder's particular circumstances. We have assumed that the holders of University of Phoenix Online common stock are not subject to special rules, such as those that may be applicable to a holder that is a
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broker-dealer, tax-exempt organization, S corporation or other pass-through entity, mutual fund, small business investment company, regulated investment company, insurance company or other financial institution. Moreover, in rendering this opinion, no ruling has been sought from the Internal Revenue Service (the "Service") and, in this regard, the Service has announced that it will not issue advance rulings on the classification of an instrument that has certain voting and liquidation rights in an issuing corporation but whose dividend rights are determined by reference to the earnings of a segregated portion of the issuing corporation's assets, including assets held by a subsidiary. Our opinion is not binding on the Service. In addition, there are no court decisions or other authorities bearing directly on the classification of instruments with characteristics similar to those of the University of Phoenix Online common stock. It is possible, therefore, that the Service could assert that the issuance of University of Phoenix Online common stock could result in taxation to the Company. We are, however, of the opinion that the Service would not prevail in such an assertion.

Based upon the foregoing, it is our opinion that, for federal income tax purposes, University of Phoenix Online common stock will be considered common stock of the Company and, accordingly, neither the holders of University of Phoenix Online common stock nor the Company will recognize any income, gain or loss as a result of the issuance of the University of Phoenix Online common stock. Additionally, under current law, the purchase, ownership, and disposition of University of Phoenix Online common stock will be treated in the same manner as the purchase, ownership, and disposition of Apollo Education Group common stock.

We hereby consent to the reference to PricewaterhouseCoopers LLP under the caption "Material U.S. Federal Tax Considerations" in the Prospectus and the Shareholder Proxy filed in connection with the public offering of University of Phoenix Online common stock.


Very Truly Yours,


[FORM OF OPINION]

PricewaterhouseCoopers LLP
Tax and Legal Services


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